EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Parent Company	GenFlat Holdings, Inc.	Delaware

Subsidiaries	Genflat, Inc.	Delaware
	Collapsible Revolution, LLC	Wyoming
	Suboceanic Genflat, LLC	Utah